UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

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Alternatives Watch

Alternatives Watch Highlights Board’s Case for Appointing New Sub-Adviser at XFLT

Alternatives Watch reported on the upcoming July 30 shareholder vote to approve Rockford Tower Capital Management as the new sub-adviser for XAI Floating Rate & Alternative Income Trust (XFLT), with XA Investments stating that the change could improve performance and distributions for shareholders without increasing the fund’s management fee.

The article notes that XFLT has faced significant performance challenges, including a 54% decline in NAV since inception, underperformance versus its benchmark, and a share price trading at a 23% discount to NAV. The report also highlights XA Investments’ position that the Board’s decision to seek a new sub-adviser was driven by prolonged underperformance and a commitment to improving shareholder outcomes.

“Shareholders will pay the same 1.70% management fee regardless of the outcome of the vote,” XA Investments Managing Director and General Counsel Ben McCulloch told Alternatives Watch. The article further highlighted the experience of the proposed replacement, Rockford Tower Capital Management, which manages more than $12 billion in assets and has overseen investments across 28 CLO transactions, while emphasizing the Board’s view that approving the new sub-advisory agreement represents the most direct path toward repositioning XFLT for improved long-term performance.

To read the full article: Click Here

To learn more about why the XFLT Board has proposed the King Street Sub-Adviser to be the Fund’s qualified sub-adviser: Click Here (https://xainvestments.com/xflt-proxy/)

Proxy battle brews over sub-advisor change at XFLT CLO fund (https://www.alternativeswatch.com/2026/07/20/xflt-sub-advisor-vote-king-street-octagon-xai/?)

bySusan Barreto (https://www.alternativeswatch.com/author/susanbarreto/)

July 20, 2026

Photo credit: dibrova/Envato

Shareholders of the $580 million XAI Floating Rate & Alternative Income Trust (XFLT) will vote July 30 on whether to replace the fund’s sub-advisor with Rockford Tower Capital Management (https://www.alternativeswatch.com/tag/rockford-tower-capital-management/), a subsidiary of King Street Capital Management.

The proposal, put forth by fund manager XA Investments (XAI) (https://www.alternativeswatch.com/tag/xa-investments/), would replace Octagon Credit Investors (https://www.alternativeswatch.com/tag/octagon-credit-investors/) and extend to two associated interval funds (https://www.alternativeswatch.com/tag/interval-funds/) also overseen by Octagon: the XAI Octagon Floating Rate & Alternative Income Interval Fund (OCTIX) and the XAI CLO & Income Opportunities Fund (OCTAX). Octagon, a $35 billion corporate credit investment advisor that has been majority owned by Conning (https://www.alternativeswatch.com/tag/conning/) since earlier this year, had been XFLT’s sub-advisor since its 2017 inception.

A vote for a new sub-advisor will benefit shareholders, according to XAI, a firm launched by Nuveen (https://www.alternativeswatch.com/tag/nuveen/) alum Kimberly Flynn in Chicago. The benefits include the potential for increased distributions and improved performance with no additional fees. If the change fails to gain shareholder approval, XAI and the board will need to start the process of appointing another sub-advisor, and, as XAI pointed out, the move will not reinstall Octagon as sub-advisor.

According to XAI, the termination of Octagon was the result of underperformance relative to its benchmark and its plans to boost its fund management fees. Earlier this month, however, Octagon made its case, urging shareholders to vote against the proposed measure and arguing that Rockford Tower has no experience running a publicly traded closed-end fund.

XA Investments has come out swinging, saying: “Unfortunately, the terminated sub-adviser is deliberately attempting to distract shareholders with misleading statements about a hypothetical proposal, submitted after they were terminated, with the goal of increasing its own compensation.”

Octagon urged shareholders to vote against the sub-advisory change, claiming that that the board of the fund and XAI have “repeatedly ignored, rejected and frustrated” Octagon’s efforts to execute its strategy and improve fund performance. Octagon also said that XAI would charge the same fees while paying fewer fees to Rockford Tower and pocketing the difference. Octagon also said that its team had proposed reducing its management fee to 1.3%.

According to XA Investments’ Managing Director and General Counsel Ben McCulloch, shareholders will pay the same 1.70% management fee regardless of the outcome of the vote. The reality is that under the prior Octagon arrangement, XA Investments’ share of the advisory fee increased as fund assets grew, reaching as much as 50% of the fund’s 1.70% management fee on assets above $500 million.

“Under the proposed arrangement with King Street, XA Investments would retain approximately 48% of the Fund’s 1.70% management fee regardless of asset level,” he added. “In other words, if the fund recovers and grows, XA Investments would actually retain a smaller percentage of advisory fee revenues under the proposed arrangement than it would have retained under the prior Octagon arrangement.”

Competing claims on track record

In its presentation to shareholders, Octagon went so far as to describe Rockford Tower as a firm “struggling with lackluster performance, fleeing clients and an exodus of staff.”

In its letter to shareholders, XAI pointed out that the new sub-advisor has “industry-leading talent,” including Young Choi, a partner, Global Investment Committee member, global head of trading, and the portfolio manager of Rockford Tower and King Street’s Opportunistic Credit Strategy, who has been with King Street for 20 years.

According to King Street, which manages $30 billion in assets, Rockford Tower Capital Management was launched in 2017 and has over $12 billion of assets under management as of March 31. None of its CLOs (https://www.alternativeswatch.com/tag/clo/) are publicly traded, yet the team has managed assets across 19 U.S. CLOs and nine European CLOs (16 of which incorporate ESG-related screens intended to exclude debt in certain sectors), and completed one CBO transaction.

Octagon, for its part, touts its track record that dates back to the infancy of CLOs in 1999. The firm’s chief investment officer, Michael Nechamkin, has been at Octagon for 27 years. That said, there have been recent changes elsewhere in the C-suite, with founder Andy Gordon stepping down in 2025 to become a part-time senior advisor. At the helm since 2024 has been Gretchen Lam, who has served in multiple roles at Octagon over her 27-year tenure at the firm.

Fund performance under scrutiny

According to XA Investments, Octagon is doing everything it can to avoid accountability for the 54% decrease in the fund’s NAV since its 2017 inception, a decline XAI attributes directly to Octagon’s investment decisions. In fact, its own CLO portfolio has suffered an extraordinary seven CLO defaults in 2026 that wiped out entire classes of investors in those funds, XAI officials pointed out.

Currently, XFLT is trading at a 23% discount to NAV, with the share price dropping by over 20% during the past year through June 30. OCTAX shares have gained 3.9% for the year through June 30.

Lastly, OCTIX shares are up 3.5% over the same time period. XAI executives pointed out that XFLT underperformed its benchmark by 19.09% over one year.

The board members wrote in a letter to shareholders, “Despite your Board’s good faith efforts to engage in constructive dialogue with the terminated sub-adviser and ensure smooth transition of responsibilities, the terminated sub-adviser has instead decided to initiate a costly and distracting proxy contest that has included making a number of false and misleading statements for reasons that appear self-serving and not in the interests of shareholders.”

“This is particularly surprising given that the terminated sub-adviser was initially accepting of the Board’s decision and agreed to resign,” the XAI letter to shareholders concluded.